Exhibit 10.4

Compensatory Arrangements with Directors

The amount of the annual cash retainer, committee chair cash retainers and restricted stock grants for our non-employee directors for the current year are set forth in the table below.

Name	Position/Chair	Annual Retainer	Committee Chair Retainer	Annual Equity Grant(1)
Noel Posternak	Lead Independent Director, Nominating & Corporate Governance Committee	$125,000	—	28,961 shares

Robert Goldman	Compensation Committee	$ 35,000	$10,000	19,307 shares

Michael Porter	Corporate Development Committee	$ 35,000	$ 5,000	15,464 shares

Donald Grierson	Audit Committee Chair	$ 35,000	$10,000	19,307 shares

(1)	The restrictions on the shares will lapse on the earlier of the date of the 2010 Annual Meeting of Stockholders or March 15, 2010, provided the person remains a director on that date and pursuant to our 2000 Equity Incentive Plan.